Exhibit 99.1

First US Bancshares, Inc. Reports First Quarter 2025 Results

BIRMINGHAM, AL (April 30, 2025) – First Quarter Highlights:

Period	Net Income	Diluted Earnings per share	Return on average assets (annualized)	Return on average common equity (annualized)	Return on average tangible common equity (annualized) (1)
1Q2025	$1.8 million	$0.29	0.66%	7.21%	7.79%

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.8 million, or $0.29 per diluted share, for the quarter ended March 31, 2025 (“1Q2025”), compared to $1.7 million, or $0.29 per diluted share, for the quarter ended December 31, 2024 (“4Q2024”) and $2.1 million, or $0.34 per diluted share, for the quarter ended March 31, 2024 (“1Q2024”).

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended
	2025	2024
	March 31,	December 31,	September 30,	June 30,	March 31,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$14,018	$14,420	$15,017	$14,546	$14,277
Interest expense	5,121	5,672	5,832	5,370	5,237
Net interest income	8,897	8,748	9,185	9,176	9,040
Provision for credit losses	528	470	152	-	-
Net interest income after provision for credit losses	8,369	8,278	9,033	9,176	9,040
Non-interest income	875	982	901	835	865
Non-interest expense	6,918	6,947	6,990	7,272	7,147
Income before income taxes	2,326	2,313	2,944	2,739	2,758
Provision for income taxes	554	599	722	612	651
Net income	$1,772	$1,714	$2,222	$2,127	$2,107
Per Share Data:
Basic net income per share	$0.30	$0.30	$0.38	$0.36	$0.36
Diluted net income per share	$0.29	$0.29	$0.36	$0.34	$0.34
Dividends declared	$0.07	$0.07	$0.05	$0.05	$0.05
Key Measures (Period End):
Total assets	$1,126,967	$1,101,086	$1,100,235	$1,083,313	$1,070,541
Tangible assets (1)	1,119,502	1,093,602	1,092,733	1,075,781	1,062,972
Total loans	848,335	823,039	803,308	819,126	822,941
Allowance for credit losses ("ACL") on loans and leases	10,405	10,184	10,116	10,227	10,436
Investment securities, net	161,946	168,570	145,044	144,876	126,363
Total deposits	961,952	972,557	981,149	954,455	943,268
Short-term borrowings	45,000	10,000	-	15,000	15,000
Long-term borrowings	10,890	10,872	10,854	10,836	10,817
Total shareholders’ equity	101,231	98,624	98,491	93,836	92,326
Tangible common equity (1)	93,766	91,140	90,989	86,304	84,757
Book value per common share	17.64	17.31	17.23	16.34	15.95
Tangible book value per common share (1)	16.34	16.00	15.92	15.03	14.65
Key Ratios:
Return on average assets (annualized)	0.66%	0.63%	0.82%	0.80%	0.80%
Return on average common equity (annualized)	7.21%	6.92%	9.21%	9.23%	9.25%
Return on average tangible common equity (annualized) (1)	7.79%	7.49%	9.99%	10.05%	10.08%
Net interest margin	3.53%	3.41%	3.60%	3.69%	3.65%
Efficiency ratio (2)	70.8%	71.4%	69.3%	72.6%	72.2%
Total loans to deposits	88.2%	84.6%	81.9%	85.8%	87.2%
Total loans to assets	75.3%	74.7%	73.0%	75.6%	76.9%
Common equity to total assets	8.98%	8.96%	8.95%	8.66%	8.62%
Tangible common equity to tangible assets (1)	8.38%	8.33%	8.33%	8.02%	7.97%
Tier 1 leverage ratio (3)	9.55%	9.50%	9.49%	9.46%	9.37%
ACL on loans and leases as % of total loans	1.23%	1.24%	1.26%	1.25%	1.27%
Nonperforming assets as % of total assets	0.44%	0.50%	0.60%	0.27%	0.28%
Net charge-offs as a percentage of average loans	0.13%	0.24%	0.12%	0.10%	0.09%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 8.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

CEO Commentary

“We are off to a good start in 2025, reporting a quarter with solid loan growth and meaningful improvement in net interest margin,” stated James F. House, President and CEO of the Company. “Loans grew by 3.1% during the quarter and net interest margin increased by 12 basis points over the prior quarter. While the economic environment is currently quite volatile, we continue to believe that our disciplined approach to lending, investing and funds management will serve the Company well as we move through the year,” continued Mr. House.

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2025	2024
	March 31,	December 31,	September 30,	June 30,	March 31,
	(Dollars in Thousands)
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Real estate loans:
Construction, land development and other land loans	$58,572	$65,537	$53,098	$72,183	$102,282
Secured by 1-4 family residential properties	68,523	69,999	70,067	70,272	74,361
Secured by multi-family residential properties	106,374	101,057	100,627	97,527	62,145
Secured by non-residential commercial real estate	214,065	227,751	224,611	218,386	212,465
Commercial and industrial loans	45,166	44,238	44,872	46,249	57,112
Consumer loans:
Direct	4,610	4,774	5,018	5,272	5,590
Indirect	351,025	309,683	305,015	309,237	308,986
Total loans and leases held for investment	$848,335	$823,039	$803,308	$819,126	$822,941
Allowance for credit losses on loans and leases	10,405	10,184	10,116	10,227	10,436
Net loans and leases held for investment	$837,930	$812,855	$793,192	$808,899	$812,505

Total loans increased by $25.3 million in 1Q2025, driven primarily by growth of $41.3 million in consumer indirect loans during the quarter. The indirect lending platform focuses on recreational and equipment consumer lending on the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score of new indirect loans financed during 1Q2025 reached 800, while the weighted average credit score for the entire portfolio was 779. In addition to the indirect portfolio, the Company also grew its multi-family residential real estate and commercial and industrial lending categories during the quarter by $5.3 million and $0.9 million, respectively. Loan growth during 1Q2025 was partially offset by reductions of $22.2 million in other lending categories, primarily construction and non-residential commercial real estate. Total loan volume averaged $824.5 million during 1Q2025, compared to $811.1 million during 4Q2024, and $822.0 million during 1Q2024.

Net Interest Income and Margin – Net interest income in 1Q2025 increased by $0.1 million compared to 4Q2024 and decreased by $0.1 million compared to 1Q2024. Net interest margin was 3.53% for 1Q2025 compared to 3.41% for 4Q2024 and 3.65% for 1Q2024. The increase in net interest margin compared to the prior quarter resulted from increased average loan volume, as well as reductions in total funding costs from deposits and borrowings. The decrease in net interest margin compared to 1Q2024 resulted primarily from yield reductions on loans that occurred following the reduction of the Federal Funds rate during the latter part of 2024.

Deposits – Total deposits decreased by $10.6 million, or 1.1%, during 1Q2025, due primarily to reductions in interest-bearing demand deposit accounts, and to a lesser extent, reductions in non-interest-bearing demand deposit accounts. These reductions resulted in part from lower deposit pricing implemented by management during the quarter in an effort to improve net interest margin. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $813.9 million, or 84.6% of total deposits, as of March 31, 2025, compared to $837.7 million, or 86.1% of total deposits, as of December 31, 2024.

Short-term Borrowings – As of March 31, 2025, the Company had $45.0 million in short-term borrowings outstanding, compared to $10.0 million outstanding as of December 31, 2024. The short-term borrowings were held as part of the Company’s efforts to maintain on-balance sheet liquidity levels while repricing deposits at lower rates. As of both March 31, 2025 and December 31, 2024, all outstanding short-term borrowings had remaining maturities of less than 30 days. The amount outstanding as of March 31, 2025 included $25.0 million borrowed from the Federal

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

Home Loan Bank of Atlanta (“FHLB”) and $20.0 million borrowed from the Federal Reserve Bank’s (“FRB”) discount window. As of December 31, 2024, all short-term borrowings outstanding were borrowed exclusively from the FHLB.

Deployment of Funds – As of March 31, 2025, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $61.5 million, or 5.5% of total assets, compared to $52.9 million, or 4.8% of total assets, as of December 31, 2024. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $161.9 million as of March 31, 2025, compared to $168.6 million as of December 31, 2024. As of March 31, 2025, the expected average life of securities in the investment portfolio was 4.0 years, compared to 3.6 years as of December 31, 2024.

Provision for Credit Losses – During 1Q2025 the Company recorded a provision for credit losses of $0.5 million due primarily to loan growth during the quarter. The provision in 1Q2025 was consistent with provisioning taken during 4Q2024 and was attributable to continued loan growth, as well as increases associated with individually evaluated loans. No provision for credit losses was taken in 1Q2024. As of March 31, 2025, the Company’s allowance for credit losses ("ACL") on loans and leases as a percentage of total loans was 1.23%, compared to 1.24% as of December 31, 2024.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned, totaled $5.0 million as of March 31, 2025, compared to $5.5 million as of December 31, 2024. As a percentage of total assets, nonperforming assets totaled 0.44% as of March 31, 2025, compared to 0.50% as of December 31, 2024. Net charge-offs as a percentage of average loans totaled 0.13% during 1Q2025, compared to 0.24% during 4Q2024 and 0.09% during 1Q2024.

Non-interest Income – Non-interest income remained relatively consistent, totaling $0.9 million in 1Q2025 compared to $1.0 million in 4Q2024 and $0.9 million in 1Q2024.

Non-interest Expense – Non-interest expense totaled $6.9 million in both 1Q2025 and 4Q2024, compared to $7.1 million in 1Q2024. The expense reduction comparing 1Q2025 to 1Q2024 resulted primarily from decreases in salaries and benefits and fees for professional services. These reductions were partially offset by an increase in other expense that resulted primarily from a recovery of check fraud expense that occurred in 1Q2024, but was not repeated in 1Q2025.

Shareholders’ Equity – As of March 31, 2025, shareholders’ equity totaled $101.2 million, or 8.98% of total assets, compared to $98.6 million, or 8.96% of total assets, as of December 31, 2024. The increase in shareholders’ equity during 1Q2025 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. In addition, shareholders' equity was positively impacted during the quarter by reductions in the Company's accumulated other comprehensive loss resulting from changes in market interest rates, as well as the maturity of lower yielding investment securities. The Company’s ratio of tangible common equity to tangible assets was 8.38% as of March 31, 2025, compared to 8.33% as of December 31, 2024.

Cash Dividend – In 1Q2025, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid in 4Q2024. The Company’s cash dividend was increased in 4Q2024, compared to a dividend declared of $0.05 per share in each of the first three quarters of 2024.

Share Repurchases – During 1Q2025, the Company completed the repurchase of 40,000 shares of its common stock at a weighted average price of $13.38 per share. The repurchases were completed under the Company’s previously announced share repurchase program. As of March 31, 2025, 872,813 shares remained available for repurchase under the program.

Regulatory Capital – During 1Q2025, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of March 31, 2025, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.08%, its total capital ratio was 12.23%, and its Tier 1 leverage ratio was 9.55%.

Liquidity – As of March 31, 2025, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits.

Banking Center Growth – During 1Q2025, the Company continued its renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. It is currently anticipated that the location will open to the public by the fourth quarter of 2025.

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED March 31, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2025			March 31, 2024
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans	$824,531	$12,241	6.02%	$821,984	$12,853	6.29%
Investment securities	166,241	1,412	3.44%	134,719	865	2.58%
Federal Home Loan Bank stock	1,341	24	7.26%	914	18	7.92%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	53	4.43%	6,607	89	5.42%
Interest-bearing deposits in banks	26,220	288	4.45%	33,004	452	5.51%
Total interest-earning assets	1,023,183	14,018	5.56%	997,228	14,277	5.76%

Noninterest-earning assets	64,155			67,790
Total assets	$1,087,338			$1,065,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$212,130	493	0.94%	$201,261	252	0.50%
Money market/savings deposits	257,046	1,544	2.44%	260,420	1,884	2.91%
Time deposits	330,241	2,832	3.48%	336,822	2,963	3.54%
Total interest-bearing deposits	799,417	4,869	2.47%	798,503	5,099	2.57%
Noninterest-bearing demand deposits	155,294	—	—	149,613	—	—
Total deposits	954,711	4,869	2.07%	948,116	5,099	2.16%
Borrowings	23,404	252	4.37%	14,545	138	3.82%
Total funding liabilities	978,115	5,121	2.12%	962,661	5,237	2.19%

Other noninterest-bearing liabilities	9,489			10,712
Shareholders’ equity	99,734			91,645
Total liabilities and shareholders' equity	$1,087,338			$1,065,018

Net interest income		$8,897			$9,040
Net interest margin			3.53%			3.65%

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and due from banks	$10,547	$10,633
Interest-bearing deposits in banks	45,494	36,583
Total cash and cash equivalents	56,041	47,216
Federal funds sold and securities purchased under reverse repurchase agreements	5,451	5,727
Investment securities available-for-sale, at fair value (amortized cost $165,341 and $174,597; net of allowance for credit losses of $- and $-)	161,314	167,888
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2025 - $602, 2024 - $642)	632	682
Federal Home Loan Bank stock, at cost	1,978	1,256
Loans and leases held for investment	848,335	823,039
Less allowance for credit losses on loans and leases	10,405	10,184
Net loans and leases held for investment	837,930	812,855
Premises and equipment, net of accumulated depreciation	24,558	24,803
Cash surrender value of bank-owned life insurance	17,145	17,056
Accrued interest receivable	3,763	3,588
Goodwill and core deposit intangible, net	7,465	7,484
Other real estate owned	1,328	1,509
Other assets	9,362	11,022
Total assets	$1,126,967	$1,101,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$153,747	$155,945
Interest-bearing	808,205	816,612
Total deposits	961,952	972,557
Accrued interest expense	1,698	1,751
Other liabilities	6,196	7,282
Short-term borrowings	45,000	10,000
Long-term borrowings	10,890	10,872
Total liabilities	1,025,736	1,002,462
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,899,625 and 7,840,348 shares issued, respectively; 5,739,286 and 5,696,171 shares outstanding, respectively	79	78
Additional paid-in capital	15,308	15,540
Accumulated other comprehensive loss, net of tax	(2,674)	(4,344)
Retained earnings	118,236	116,865
Less treasury stock: 2,160,339 and 2,144,177 shares at cost, respectively	(29,718)	(29,515)
Total shareholders’ equity	101,231	98,624
Total liabilities and shareholders’ equity	$1,126,967	$1,101,086

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$12,241	$12,853
Interest on investment securities	1,412	865
Interest on deposits in banks	288	452
Other	77	107
Total interest income	14,018	14,277

Interest expense:
Interest on deposits	4,869	5,099
Interest on borrowings	252	138
Total interest expense	5,121	5,237

Net interest income	8,897	9,040

Provision for credit losses	528	-

Net interest income after provision for credit losses	8,369	9,040

Non-interest income:
Service and other charges on deposit accounts	288	299
Lease income	284	257
Other income, net	303	309
Total non-interest income	875	865

Non-interest expense:
Salaries and employee benefits	3,736	4,088
Net occupancy and equipment	875	894
Computer services	412	443
Insurance expense and assessments	384	391
Fees for professional services	215	341
Other expense	1,296	990
Total non-interest expense	6,918	7,147

Income before income taxes	2,326	2,758
Provision for income taxes	554	651
Net income	$1,772	$2,107
Basic net income per share	$0.30	$0.36
Diluted net income per share	$0.29	$0.34
Dividends per share	$0.07	$0.05

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, tangible assets and equity and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both March 31, 2025 and December 31, 2024.

	March 31, 2025	December 31, 2024
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$56,041	$47,216
Federal funds sold and securities purchased under reverse repurchase agreements	5,451	5,727
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	61,492	52,943
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	161,314	167,888
Investment securities held-to-maturity, at amortized cost	632	682
Less: securities pledged	(62,563)	(72,110)
Less: estimated collateral value discounts	(10,319)	(10,164)
Total liquidity from pledgable investment securities	89,064	86,296
Liquidity from unused lendable collateral (loans) at FHLB	9,180	45,388
Liquidity from unused lendable collateral (loans and securities) at FRB	160,043	165,061
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$367,779	$397,688

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of March 31, 2025 and December

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

31, 2024, the Company's total remaining credit availability with the FHLB was $285.3 million and $319.9 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of March 31, 2025, the Company had approximately 29 thousand deposit accounts with an average balance of approximately $30.0 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $202.6 million, or 21.1% of total deposits, as of March 31, 2025. As of December 31, 2024, estimated uninsured deposits totaled $216.8 million, or 22.2% of total deposits.

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Reports First Quarter 2025 Results

April 30, 2025

		Quarter Ended
		2025	2024
		March 31,	December 31,	September 30,	June 30,	March 31,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,126,967	$1,101,086	$1,100,235	$1,083,313	$1,070,541
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		30	49	67	97	134
Tangible assets	(a)	$1,119,502	$1,093,602	$1,092,733	$1,075,781	$1,062,972

Total shareholders’ equity		$101,231	$98,624	$98,491	$93,836	$92,326
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		30	49	67	97	134
Tangible common equity	(b)	$93,766	$91,140	$90,989	$86,304	$84,757

Average shareholders’ equity		$99,734	$98,618	$96,000	$92,682	$91,645
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		39	58	80	115	151
Average tangible shareholders’ equity	(c)	$92,260	$91,125	$88,485	$85,132	$84,059

Net income	(d)	$1,772	$1,714	$2,222	$2,127	$2,107
Common shares outstanding (in thousands)	(e)	5,739	5,696	5,715	5,744	5,787

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$16.34	$16.00	$15.92	$15.03	$14.65

Tangible common equity to tangible assets	(b)/(a)	8.38%	8.33%	8.33%	8.02%	7.97%

Return on average tangible common equity (annualized)	(1)	7.79%	7.49%	9.99%	10.05%	10.08%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200